SCHEDULE 14A INFORMATION

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement [ ] Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ZYGO CORPORATION
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ...............................................................
     (2)  Aggregate number of securities to which transaction applies:

          ...............................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ...............................................................
     (4)  Proposed maximum aggregate value of transaction:

          ...............................................................
     (5)  Total fee paid:

          ...............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ...............................................................
     (2)  Form, Schedule or Registration Statement No.:

          ...............................................................
     (3)  Filing Party:

          ...............................................................
     (4)  Date Filed:

          ...............................................................

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 14, 1996

     The Annual Meeting of Stockholders of Zygo Corporation will be held at the Hotel Inter-Continental New York, 111 E. 48th Street, New York, New York, on November 14, 1996, at 10:00 a.m. local time, for the following purposes:

     1. To elect nine directors for the ensuing year.

     2. To consider and vote upon a proposal to amend the Company's Amended and Restated Non-Qualified Stock Option Plan to extend the termination date from September 3, 1997 to September 3, 2002.

     3. To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 23, 1996 are entitled to notice of and to vote at the meeting.

                                         By order of the Board of Directors

                                         Paul Jacobs,
                                         Secretary

October 8, 1996

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                                                 October 8, 1996

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                                 PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 1996

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of Zygo Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on November 14, 1996, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 8, 1996, and will be solicited chiefly by mail; however, certain officers, directors, and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, or other personal contact. All solicitation expenses, including costs of preparing, assembling, and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and No. 2 as set forth herein and in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 23, 1996 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On September 23, 1996, there were 4,933,670 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote will constitute a quorum at the Annual Meeting.

                 PROPOSAL NO. 1 - ELECTION OF BOARD OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the nine nominees named below, all of whom are presently directors of the Company. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy shall be required for the election of the directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     Each proxy received will be voted "FOR" the election of the nominees named below unless otherwise specified in the proxy.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.




                                                                                                              Common Stock deemed
                                                                                                             beneficially owned at
                                                                                                              August 31, 1996 (a)
                                                                                                            ------------------------
                                         Principal occupation
                                        during past five years                                               Number          % of
                                           and certain other                                   Director        of           Common
Name                                         directorships                            Age       since        shares         Stock
-----------------------------------------------------------------------------------------------------------------------------------
Paul F. Forman         Chairman from June 1970 and, from June 1970 to                  62        1970       227,860(b)       4.6%
                       August 1993, Chief Executive Officer and from June 1970
                       to November 1993, Treasurer; from June 1991 to February
                       1992, acting President; and, from February 1992 to
                       November 1993, Secretary of the Company.

Michael R. Corboy      President and Chief Executive Officer of Corboy                 66        1993        21,000(c)        .4%
                       Investment Company since January 1992; Chairman and
                       Chief Executive Officer of Amtech Corporation from
                       December 1987 until December 1991; Director of
                       Interphase Corporation and Wyle Electronics.

Seymour E.Liebman      Executive Vice President and General Counsel of Canon           47        1993        15,000(d)        .3%
                       U.S.A., Inc. since February 1996; from January 1992 until
                       1966, Senior Vice President Finance and General Counsel
                       of Canon U.S.A., Inc.; from January 1990 until December
                       1991, Vice President Finance and General Counsel of
                       Canon U.S.A., Inc.

Robert G. McKelvey     Chairman and President of George McKelvey Co., Inc.             59        1983        45,535(e)        .9%
                       (Investment Advisor and Securities Broker-Dealer) for
                       more than the last five years.

                                       -2-



                                                                                                              Common Stock deemed
                                                                                                             beneficially owned at
                                                                                                              August 31, 1996 (a)
                                                                                                            ------------------------
                                         Principal occupation
                                        during past five years                                               Number          % of
                                           and certain other                                   Director        of           Common
Name                                         directorships                            Age       since        shares         Stock
-----------------------------------------------------------------------------------------------------------------------------------
Paul W. Murrill        Professional Engineer for more than the last five               62        1993        21,750(f)        .4%
                       years; Director of Entergy Corporation, Tidewater,
                       Inc., First Mississippi Corporation, Piccadilly
                       Cafeterias, Inc., Howell Corporation, various
                       foundations and public service organizations.

John R. Rockwell       Retired senior executive since 1990; Director of                68        1996         3,500           .1%
                       Advo, Inc., Tom's of Maine Inc. and Forum Corporation.

Robert B. Taylor       Vice President and Treasurer of  Wesleyan                       49        1988        17,250(g)        .3%
                       University since April 1985; Director of Middlesex
                       Mutual Assurance Co. and Farmers and Mechanics Bank.


Gary K. Willis           President and Chief Executive Officer of the Company          51         1992       183,375(h)      3.7%
                         since August 1993; from February 1992 until August 1993,
                         Chief Operating Officer of the Company; from October
                         1990 until January 1992, independent consultant.

Carl A. Zanoni           Vice President, Research,  Development and Engineering        55         1970       266,550(i)      5.4%
                         of the Company since April 1992; from February 1989
                         until March 1992, Vice President, Research and
                         Development, Chief Scientist and, from June 1970 until
                         February 1989, Vice President, Engineering of the
                         Company.


All directors and
officers as a
group, including
those named
above (12 in all)                                                                                             867,049(j)    16.5%


                                                 (Footnotes on following  page)

-------------

     (a) The persons named and all directors and officers as a group in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares which can be acquired by the exercise of stock options.

     (b) Includes options to purchase 35,250 shares of Common Stock which are exercisable within 60 days.

     (c) Consists of options to purchase 21,000 shares of Common Stock which are exercisable within 60 days.

     (d) Consists of options to purchase 15,000 shares of Common Stock which are exercisable within 60 days. Does not include 605,205 shares owned by Canon Inc.

     (e) Includes options to purchase 15,000 of Common Stock which are exercisable within 60 days.

     (f) Includes options to purchase 21,000 shares of Common Stock which are exercisable within 60 days.

     (g) Includes options to purchase 15,000 shares of Common Stock which are exercisable within 60 days. Does not include 261,905 shares owned by Wesleyan University.

     (h) Includes options to purchase 84,375 shares of Common Stock which are exercisable within 60 days.

     (i) Includes options to purchase 46,500 shares of Common Stock which are exercisable within 60 days.

     (j) Includes options to purchase 315,526 shares of Common Stock which are exercisable within 60 days.

     Eight meetings of the Board of Directors were held in fiscal 1996.

     The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Nominating Committee to assist it in the discharge of its responsibilities.

     The Audit Committee reviews the scope, plan, and results of the annual audit, any non-audit services provided by the independent public accountants, the procedures and policies with respect to internal accounting controls, and recommends the firm to be employed as independent auditors. Three meetings of the Audit Committee were held in fiscal 1996. Messrs. Murrill and Taylor are the members of the Audit Committee.

     The Compensation and Stock Option Commettee, which was formed in November 1995 from the combination of the Company's Compensation Committee and Amended and Restated Non-Qualified Stock Option Plan Committee (the "Non-Qualified Plan Committee"), determines or recommends the compensation of certain executive officers and key employees, is empowered to grant stock options to key employees and directors of the Company under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), and recommends to the Board amendments to existing employee benefit plans and adoption of any new benefit plans. Messrs. Corboy, Liebman, and McKelvey are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee acted three times by unanimous written consent during fiscal 1996. Prior to the formation of the Compensation and Stock Option Committee, Messrs. Corboy, Liebman, and McKelvey were the members of the Compensation Committee and Messrs. Liebman and McKelvey were the members of the Non-Qualified Plan Committee. The Compensation Committee met twice and the Non-Qualified Plan Committee met once during fiscal 1996.

     The Nominating Committee considers candidates (and potential candidates) for the office of director of the Company, who are brought to its attention from whatever source, and recommends to the full Board the names of those persons, willing to serve, whom they believe it will be in the Company's overall best interest to have fill any available vacancy or vacancies. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Willis, Liebman and McKelvey are the members of the Nominating Committee. The Nominating Committee met once during fiscal 1996.

     Each director attended at least 75% of the total number of meetings of the Board and Committees on which he served.

     Effective August 1994, pursuant to the Zygo Corporation Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), each director who is not a full-time employee of, or consultant to, the Company receives an option to purchase 37,500 shares of Common Stock, vesting at 7,500 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant. Pursuant to the Non-Employee Director Plan, Mr. Rockwell was granted in May 1996 an option to purchase 37,500 shares of Common Stock. The Non-Employee Director Plan further provides that an option to purchase an additional 37,500 shares of Common Stock automatically will be granted to each director who was not an employee of, or consultant to, the Company (a "Non-Employee Director") on the fifth anniversary of the date on which an option was previously granted to the Non-Employee Director, provided that he has continuously served as a director of the Company through such fifth anniversary. Until November 1993, each Non-Employee Director who was a designee of either Canon Inc. ("Canon") or Wesleyan University ("Wesleyan") pursuant to the terms of a stockholders' agreement received a yearly fee of $5,500 (subsequently increased to $13,000 effective December 1, 1993) plus $500 for each Board of Directors' meeting attended. Prior to August 1994, each other Non-Employee Director received an alternative package of, at the option of the director, (i) a yearly fee of $13,000 plus $500 for each Board of Directors' meeting attended, (ii) an option to purchase 30,000 shares of Common Stock, vesting at 6,000 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant, or (iii) a combination of these two alternatives. Each Non-Employee Director also is and was reimbursed for his out-of-pocket expenses. No additional fees are or were paid for committee participation or special assignments. Effective July 1, 1994, Paul F. Forman receives an annual retainer of $20,000 for his participation on the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1996, the Compensation Committee consisted of Messrs. Seymour E. Liebman, Michael R. Corboy, and Robert G. McKelvey. Mr. Liebman is the Executive Vice President and General Counsel of Canon U.S.A., Inc., and affiliate of Canon. Canon Sales Co., Inc., a subsidiary of Canon, serves as the exclusive distributor of the Company's products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $19,761,000 for fiscal 1996. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, the Company and Canon have entered into agreements providing for confidential exchanges of certain technology. See "Certain Relationships and Related Transactions" later in this Proxy Statement.

                             EXECUTIVE COMPENSATION

     The following table contains information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during the 1996 fiscal year and the other most highly compensated executive officers of the Company ("named executives") whose cash compensation exceeded $100,000 for the year ended June 30, 1996 for services in all capacities to the Company.




                                                     SUMMARY COMPENSATION TABLE

                                                                                                            Long-Term
                                                        Annual Compensation                                Compensation
                                     --------------------------------------------------------     -------------------------------
Name                                                                               Other (1)                          All(2)(3)
& Principal Position                                                                Annual          Number of           Other
Held During Fiscal 1996              Year          Salary            Bonus       Compensation     Stock Options      Compensation
-----------------------              ----          ------            -----       ------------     -------------      ------------
Gary K. Willis                       1996         $201,253          $79,950         $10,800              --             $27,592
President and Chief                  1995         $186,923          $45,600         $10,800          45,000              $5,900
Executive Officer, Director          1994         $175,673          $35,000          $7,200          15,000              $4,680

William H. Bacon                (4)  1996          $83,908          $21,840          $4,985              --             $15,597
Vice President, Director of          1995          $78,591          $14,256              --          15,000              $2,882
Quality Control                      1994          $70,161           $7,560              --           2,250              $2,065

Mark J. Bonney                       1996         $146,257          $39,000         $10,800              --             $26,500
Vice President, Finance and          1995         $133,742          $32,400         $10,800          30,000              $4,573
Administration, Treasurer,           1994         $126,946          $25,600          $7,200          10,500              $2,579
Chief Financial Officer

Robert A. Smythe                (4)  1996         $107,983          $28,600          $4,985              --             $19,830
Vice President, Director of          1995         $100,769          $15,364              --          15,000              $2,958
Sales and Marketing                  1994          $93,246          $14,385              --           5,250              $2,420

Carl A. Zanoni                       1996         $161,444          $42,575         $10,800              --             $27,274
Vice President, Research,            1995         $153,317          $37,080         $10,800          30,000              $5,816
Development and                      1994         $146,263          $29,500          $7,200          10,500              $4,300
Engineering, Director


-------------------

(1)  Amounts paid as automobile allowance.

(2)  Includes aggregate amounts of $25,792, $14,589, $24,745, $18,534 and
     $25,474 in fiscal 1996, $4,100, $2,489, $2,974, $2,454 and $4,023 in fiscal 1995, and $2,808, $1,714, $1,000, $1,954 and $2,481 in fiscal 1994 paid or contributed on behalf of Messrs. Willis, Bacon, Bonney, Smythe and Zanoni, respectively, under the Company's Defined Contribution Profit Sharing Plan. Contributions made under the profit sharing component of the Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to the Company. Employees are fully vested in contributions made in the discretion of the Company under the 401(k) component of the Plan.

(3)  Includes $1,800, $1,008, $1,755, $1,296 and $1,800 in fiscal 1996,
     $1,800, $393, $1,599, $504 and $1,793 in fiscal 1995, and $1,872, $351,
     $1,579, $466 and $1,819 in fiscal 1994 for Messrs. Willis, Bacon, Bonney, Smythe and Zanoni, respectively, representing the value of life insurance provided to the named executives.

(4)  Messrs. Bacon and Smythe became officers of the Company on January 15,
     1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options to the named executives during the fiscal year ended June 30, 1996.





                                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                AND FISCAL YEAR-END OPTION VALUES

                                                                     Number of                         Value of Unexercised
                                                               Unexercised Options at                  In-the-Money Options
                    Shares                                         June 30, 1996                         at June 30, 1996
                   Acquired                 Value          -------------------------------------------------------------------------
Name              on Exercise             Realized         Exercisable      Unexercisable        Exercisable       Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Gary K. Willis            0                   0              69,375            43,125            $2,713,613         $1,714,538

William H. Bacon        1,500              $38,501            9,938            11,812            $  400,707         $  469,623

Mark J. Bonney            0                   0              26,250            36,750            $1,052,483         $1,466,843

Robert A. Smythe          0                   0               7,276            15,186            $  290,497         $  603,867

Carl A. Zanoni          3,750              $91,095           36,375            29,625            $1,467,848         $1,177,913




                        COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation and Stock Option Committee is comprised of three non-employee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices and determining or recommending compensation for certain executive officers and key employees.

COMPENSATION PHILOSOPHY

     The Company believes that a strong, explicit link should exist between executive compensation and the value delivered to stockholders. This belief has been adhered to by developing both short-term and long-term incentive pay programs which provide competitive compensation and mirror Company performance. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Pay Mix and Measurement. The Company's executive compensation is based on three components, base salary, short-term incentives, and long-term incentives, each of which is intended to serve the overall compensation philosophy. In awarding salary increases and bonuses, the Compensation and Stock Option Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation and Stock Option Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance and an executive's contribution to such performance.

     Base Salary. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating overall Company performance and the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the operating plan and attainment of specific individual objectives.

     Short-Term Incentives. At the start of each fiscal year, target levels of financial performance are established by senior management of the Company during the budgeting process and approved by the Board of Directors. An incentive award opportunity is established for each employee based on the employee's level of responsibility, potential contribution, the success of the Company, and competitive considerations.

     The employee's actual award is determined at the end of the fiscal year based on the Company's achievement of its pretax profit and revenue goals and an assessment of the employee's individual performance, including contributions in a number of specific areas, such as quality, customer satisfaction, innovation, and efficiency. All awards made to senior executives are approved by the Compensation and Stock Option Committee.

     Long-Term Incentives. Stock options are granted from time to time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four or five years and the individual must continue to be employed by the Company for such options to vest.

1996 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The compensation of Mr. Willis, the Chief Executive Officer of Zygo, has been determined and adjusted on the same basis as used for all executives as described above. During fiscal 1996, Mr. Willis received salary payments totalling $201,253, a 7.7% increase over that received in fiscal 1995. Mr. Willis also earned a $79,950 bonus under Zygo's Management Incentive Plan for attaining certain predetermined financial and nonfinancial objectives in fiscal 1996. During fiscal 1996, Mr. Willis was not granted any options to purchase shares of the Company's Common Stock in accordance with the decision of the then Non-Qualified Plan Committee in fiscal 1995, in order to incentivize management to aggressively pursue increased shareholder value, to grant options to senior management, including Mr. Willis, for an increased number of shares of Common Stock and to forgo option grants to these individuals for the next two years.

     The Compensation and Stock Option Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation and Stock Option Committee believes that compensation levels during 1996 adequately reflect the Company's compensation goals and policies.

                                         COMPENSATION AND STOCK OPTION COMMITTEE

                                         Michael R. Corboy
                                         Seymour E. Liebman
                                         Robert G. McKelvey

                                PERFORMANCE GRAPH

     The Stock Price Performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq National Market - U.S. Index and (ii) a group of peer companies weighted to reflect differing market capitalizations. Companies in the peer group are ADE Corp., Cyberoptics Corp., Galileo Electro-Optics Corp., KLA Instruments Corp., Medar, Inc., Nanometrics, Inc., Optical Coating Laboratory, Inc., Perceptron, Inc., Robotic Vision Systems, Inc. and Tinsley Laboratories, Inc.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
      ZYGO CORPORATION, THE NASDAQ STOCK MARKET--US INDEX AND A PEER GROUP




                               [PERFORMANCE GRAPH]



                                       Cumulative Total Return
                             ---------------------------------------------
                             6/91    6/92   6/93    6/94     6/95     6/96
                             ----    ----   ----    ----     ----     ----
ZYGO CORP                   100      70     83      79      409       795

PEER GROUP                  100      89    129     229      466       414

NASDAQ STOCK
 MARKET--US                 100     120    151     153      204       261

* $100 INVESTED ON 06/30/91 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                       OTHER AGREEMENTS AND OTHER MATTERS

     In March 1995, Mr. Willis's employment agreement with the Company was amended, effective October 1994, to increase the annual salary payable to Mr. Willis to $190,000 from $175,000, and to increase the monthly automobile allowance from $600 to $900. In March 1996, Mark J. Bonney's employment agreement was amended to increase his annual salary to $150,000 from $135,000, and to increase the monthly automobile allowance from $600 to $900. The amended agreements further automatically extend the term of the employment agreements for successive one year periods, unless either the Company or Mr. Willis, or the Company or Mr. Bonney, as applicable, gives the other notice of termination at least 30 days prior to the end of that contract year, and provides for certain severance payments.

     The amended employment agreements grant to each of Messrs. Willis and Bonney a severance package to cover them in the event the Company terminates his employment (other than for justifiable cause, disability, or death) with the Company. Under the package, Messrs. Willis and Bonney would be provided with their base salary from the time of their involuntary termination to 12 months and 6 months thereafter, respectively. In addition, in the event they resign within 90 days of a "Change in Control," as defined, of the Company, the amendments provide for the continued payment of their respective salaries for a one-year period. The amended severance coverage for Mr. Willis is in addition to
(i) the automatic vesting of all stock options to purchase shares of the Company's Common Stock then held by Mr. Willis and (ii) the continuation, for a period of the lesser of three years or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Willis (provided that during the applicable period in which benefits are being paid by the Company, Mr. Willis agrees to maintain a consulting relationship with the Company which will not interfere with other obligations of Mr. Willis), previously provided for in the event of a Change in Control of the Company. The amended severance coverage for Mr. Bonney is in addition to the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long term disability coverage in effect for Mr. Bonney at the time of termination (or the funds necessary to obtain reasonably equivalent coverage to the extent the Company's benefit programs do not provide for such continuation of benefits), previously provided for in the event of a Change in Control of the Company.

     In August 1993, the Company entered into a Services Agreement with each of Paul F. Forman and Sol F. Laufer, a former Vice President of the Company and a beneficial owner of greater than five percent of the Company's Common Stock, providing for the retention of Mr. Forman or Mr. Laufer, respectively, as an executive officer of the Company through the end of the 1994 fiscal year and thereafter as a consultant to the Company for an additional five years, in the case of Mr. Forman, and an additional four years in the case of Mr. Laufer. Pursuant to his Agreement, Mr. Forman received salary payments of $148,271 for the year of employment and a one-time payment of $149,500 upon his termination from active employment, and receives a $20,000 retainer for board service for each of the five years of his consultancy plus 80%, 60%, 40%, and 20% of his salary at June 30, 1994, for each of the first through fourth years of his consultancy, respectively. Pursuant to his Agreement, Mr. Laufer received salary payments of $133,586 for the year of employment and a one-time payment of $135,000 upon his termination of employment, and receives payments of 80%, 60%, 40%, and 20% of his salary at June 30, 1994, for each of the four years of his consultancy, respectively. Each of the Services Agreements further provided that all outstanding unvested stock options from the Company to Mr. Forman or Mr. Laufer, as the case may be, vested effective at the conclusion of the fiscal year ended June 30, 1994 (options for 20,475 shares of Common Stock in the case of Mr. Forman and 24,487 shares of Common Stock in the case of Mr. Laufer, as of June 30, 1994). The Agreements are terminable (with all payment obligations thereunder terminating) by Mr. Forman or Mr. Laufer, as the case may be, at any time, and by the Company upon the death or disability of Mr. Forman or Mr. Laufer or for justifiable cause (as defined in the Agreements); except that if an Agreement terminates as a result of the death or disability of Mr. Forman or Mr. Laufer, he (or his estate) will be entitled to receive the lesser of twice his June 30, 1994, salary or the aggregate remaining compensation payments otherwise required to be made under the Agreement.

     The Services Agreements, which contain certain restrictions on soliciting employees and others and are coexistent with certain non-competition agreements between Mr. Forman or Mr. Laufer and the Company, replace the Confidentiality and Non-Competition Agreements, dated October 25, 1983, entered into between Mr. Forman and Mr. Laufer and the Company. Pursuant to the Confidentiality and Non-Competition Agreements, upon the involuntary termination of his employment by the Company without cause, Mr. Forman or Mr. Laufer was entitled to receive, for each of the five years from the termination of his employment, an amount equal to the highest annual compensation (salary plus bonus) received by him at any time during that termination year or any of the three years immediately preceding his termination, increasing each of the five years by 12% or, if greater, the consumer price index increase for that year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Canon Sales Co., Inc., a subsidiary of Canon, serves as the exclusive distributor of the Company's products in Japan. (See "Compensation Committee Interlocks and Insider Participation" earlier in this Proxy Statement.) Canon does not manufacture or sell interferometers which compete with the Company's products.

     On November 30, 1993, in connection with the termination of a certain Stockholders' Agreement, Canon, Wesleyan University, Paul F. Forman, Carl A. Zanoni, Sol F. Laufer (collectively, the "Principal Stockholders"), and the Company entered into a Registration Rights Agreement. In general, the Registration Rights Agreement grants to each of the Principal Stockholders the right, until November 30, 1998, to have his or its shares of Common Stock included in any registered public offering of the Company's securities. Pursuant to a public offering of the Company's Common Stock in December 1995, the Principal Stockholders sold an aggregate of 455,000 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The only stockholders who, as of August 31, 1996, have advised the Company that they beneficially own (because of sole or shared voting or investment power) more than 5% of the Company's outstanding Common Stock are set forth below. Such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of options.

                                                                  Percent of
Name and Address                       Number of Shares          Common Stock
----------------                       ----------------          ------------
Kopp Investment Advisors, Inc.             610,356(1)               12.4%
6600 France Avenue South
Suite 672
Edina, Minnesota 55435

Canon Inc.                                 605,205                  12.3%
Shinjuku Dai-Ichi Seimei
Building
Tokyo 160, Japan

Carl A. Zanoni                             266,550(2)                5.4%
99 Long Hill Road
Middlefield, Connecticut 06455

Wesleyan University                        261,905                   5.3%
Middletown, Connecticut
06457

------------------

(1) Information derived from Schedule 13G, dated September 9, 1996, filed by Kopp Investment Advisors, Inc.

(2) Includes options to purchase 46,500 shares of Common Stock which are exercisable within 60 days.

           PROPOSAL NO. 2 - ADOPTION OF AN AMENDMENT TO THE COMPANY'S
              AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION PLAN

     By unanimous written consent on September 17, 1992, the Board of Directors adopted, subject to stockholder approval, the Non-Qualified Plan. The Non-Qualified Plan, as presently in existence, permits the granting of options to purchase an aggregate of 1,425,000 shares of the Company's Common Stock to present or future key employees of the Company or a subsidiary of the Company and to directors of the Company, whether or not they are employees of the Company, only until September 3, 1997. After that date, no additional options may be granted under the Non-Qualified Plan. A "key employee" is defined as an officer or employee who has substantial responsibility in the direction and management of the Company or any division, branch or subsidiary of the Company. The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Non-Qualified Plan which would extend the term during which options may be granted thereunder to September 3, 2002.

     The Board of Directors believes that approval of the amendment to lengthen the term of the Non-Qualified Plan will serve the best interests of the Company and its stockholders. The Board believes that the ability to grant options will help attract, motivate and retain key employees who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company. The proposed amendment to the Non-Qualified Plan will enable the Company to continue to grant stock options to these persons.

     The Non-Qualified Plan is administered by a committee of at least two members of the Board of Directors, chosen by the Board of Directors. The Committee presently consists of Messrs. Corboy, Liebman, and McKelvey. Each member of the Committee is a "non-employee director," as defined in Rule 16b-3 of the Exchange Act. Subject to the provisions of the Non-Qualified Plan, the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the option period, the vesting restrictions, if any, with respect to the exercise of the option, and other terms and conditions.

     The terms and conditions of each option granted under the Non-Qualified Plan must be set forth in a Stock Option Agreement issued by the Company to the optionee. Any such Stock Option Agreement must include certain provisions, including that (i) the full purchase price of shares purchased under the option will be paid upon exercise thereof, (ii) the option expire not later than ten years from the date the option is granted, or prior thereto, if the optionee ceases to be employed by the Company or a subsidiary thereof (otherwise than by reason of the optionee's death) unless extended by the Committee acting in its sole discretion (provided that no such extension shall result in an option having a term greater than ten years), and (iii) the option shall not be transferrable other than by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee only by him or her.

     The Board may amend or terminate the Non-Qualified Plan, provided that any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Non-Qualified Plan (except anti-dilution adjustments), materially increase the benefits under the Non-Qualified Plan, or modify the class of persons eligible to receive options under the Non-Qualified Plan is subject to the approval of the stockholders.

     At September 1, 1996, there were 62 key employees, including two key employees who are also directors, and seven other directors who were eligible to participate in the Non-Qualified Plan. The number of shares at September 1, 1996 available for future grants under the Non-Qualified Plan was 399,920 shares of Common Stock. During fiscal 1996, no options were granted under the Non-Qualified Plan to executive officers and directors of the Company and options to purchase an aggregate of 7,750 shares of Common Stock were granted to employees who are not executive officers. The closing price of the Common Stock as reported on the Nasdaq National Market on September 25, 1996 was $32.

FEDERAL INCOME TAX CONSEQUENCES

     An optionee does not realize taxable income upon the grant of an option. In general, an optionee realizes ordinary income when the option is exercised (assuming the stock acquired is either transferrable or not subject to a substantial risk of forfeiture) equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. Upon a later sale of the stock, the optionee realizes capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

     Accordingly, the Board of Directors recommends that the stockholders approve the following resolution:

                           RESOLVED, that, subject to the approval of the
                  stockholders of the Corporation, the term during which options may be granted under the Corporation's Amended and Restated Non-Qualified Stock Plan (the "Plan") shall continue for an additional five year term from its scheduled expiration date, so that the second sentence of Section 3 of the Plan be amended to read in its entirety as follows:

                           "The term during which options may be granted under the Non-Qualified Plan commenced on its effective date and shall continue until September 3, 2002."



VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required for the adoption of the proposed amendment to the Non-Qualified Plan. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for approval of the amendment to the Non-Qualified Plan or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for the amendment to the Non-Qualified Plan has been properly withheld (including broker non-votes) will not be counted toward the majority required for approval.

     The Board of Directors deems Proposal No. 2 to be in the best interests of the Company and its stockholders and recommends that the stockholders vote "FOR" the approval thereof.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP ("KPMG") has been selected as the Company's independent auditors for fiscal 1997. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company no later than June 10, 1997 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                     OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                        By Order of the Board of Directors


                                        Paul Jacobs,
                                        Secretary

October 8, 1996

                                      PROXY

                                ZYGO CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 14, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. Mark J. Bonney and Mr. Gary K. Willis as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 23, 1996, at the annual meeting of stockholders to be held on November 14, 1996, at 10:00 a.m., or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND NO. 2. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

     I PLAN TO ATTEND THE MEETING TO BE HELD AT THE HOTEL INTER-CONTINENTAL NEW YORK, 111 E. 48TH ST., NEW YORK CITY, NEW YORK ON NOVEMBER 14, 1996. [ ]

             (Continued and to be dated and signed on reverse side)

       Proposal No. 1. Election of Directors: The nine nominees are Michael R. Corboy, Paul F. Forman, Seymour E. Liebman, Robert G. McKelvey, Paul W. Murrill, John R. Rockwell, Robert B. Taylor, Gary K. Willis and Carl A. Zanoni.

For all listed     Withhold authority            For all listed Nominees, except
Nominees           for all listed Nominees       withhold for the following
                                                 Nominees (write name(s)
    [ ]                    [ ]                   below)

                                                 -------------------------------

     Proposal No. 2. Proposal to amend the Company's Amended and Restated Non-Qualified Stock Option Plan:

          [ ]  For           [ ]  Against           [ ]  Abstain

                                             Please sign exactly as name appears
                                             hereon. All joint owners should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee,
                                             guardian or custodian for a minor,
                                             please give full title as such. If
                                             a corporation, please sign full
                                             corporate name and indicate the
                                             signer's office. If a partnership,
                                             please sign in partnership name by
                                             authorized person.

                                             Date: _______________________, 1996


                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                  Signature if held jointly

                                             PLEASE MARK YOUR CHOICE LIKE
                                             THIS [X] IN BLUE OR BLACK INK.

                                       -2-